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                                                                    Exhibit 10.1

                                                                  March 30, 2005

[BELDEN CDT LOGO]

                                 BELDEN CDT INC.
                              TERMS AND CONDITIONS
                               STOCK OPTION GRANT

These terms and conditions will apply to options to purchase Belden CDT Inc. (the "Company or "Belden CDT") shares that the Compensation Committee of the Board of Directors (or the Board itself) of Belden CDT may grant to you on or after March 30, 2005 pursuant to the Belden Inc. 2003 Long-Term Incentive Plan (the "Belden Plan") or the Cable Design Technologies Corporation 2001 Long-Term Performance Incentive Plan (the "CDT Plan"). Section 2 (Vesting of Options) shall also apply to outstanding options held by current employees granted prior to March 30, 2005 under the Belden Plan, the CDT Plan or any prior long-term incentive plans of either company.

1. OPTION TYPE. Options are issued as either incentive stock options or non-qualified stock options and are issued to purchase a specified number of shares of the Company's common stock, par value $.01 per share (the "Shares"), at a specified option price. Such number of Shares, option price, status as incentive stock options or non-qualified stock options, and the applicable plan (i.e., the Belden Plan or the CDT Plan) shall be furnished to you by the Company's plan administrator (presently, Mellon) and is also available for viewing on the website at www.melloninvestor.com.

2. VESTING OF OPTIONS. Your options are exercisable in accordance with the vesting schedule that you will be provided with your grant information, but your option rights (including all those previously granted) are subject to the following conditions:

      (a) EMPLOYMENT. During your lifetime, your option rights are exercisable only by you, and, except as otherwise provided in clause (c) below, only if you have remained continuously employed by the Company or its subsidiaries from the grant date of your option (the "Grant Date").

      (b) OPTION TERM. Your option rights shall expire ten years following the Grant Date (the period between the Grant Date and such expiration date being the "Option Term"), or earlier if clause (c) of this
            Section 2 applies.

      (c) EXCEPTIONS. Subject to the exceptions noted in subparts (i)-(iv) below, your option rights shall terminate immediately if you are no longer employed by the Company or its subsidiaries.

            (i) RETIREMENT. If, after one year from the Grant date you are no longer with the Company because you retire in accordance with any Company retirement plan then in effect, you may at any time within the three-year period following your retirement (but within the Option Term) exercise all option rights, including those options that

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                  had not previously vested which shall vest upon retirement.
                  Your right to exercise options upon retirement in such fashion is expressly conditioned on your furnishing the Company a non-compete covenant (the form of which must be reasonably acceptable to the Company) that would prevent you from competing against the Company during the period until the last of your options would have otherwise vested. This period will not exceed three years. The non-compete covenant will contain a provision that will require you to pay the Company damages if you breach your non-compete covenant. The damages shall include any gain you may receive from the exercise of an option in violation of your non-compete covenant.

            (ii) DISABILITY. If you are no longer with the Company because you have become disabled (in accordance with any Company disability policy then in effect), you may at any time within one year following your leaving the Company (but within the Option Term) exercise all option rights, including those options that had not previously vested which shall vest upon the date of disability.

            (iii) TERMINATION OF EMPLOYMENT. If, after one year from the Grant
                  Date you are no longer with the Company because either you or the Company have terminated your employment (other than when the Company terminates your employment for Cause, as defined below), you may at any time within ninety days following your leaving the Company (but within the Option Term) exercise your option rights to the extent you were entitled to exercise such rights prior to leaving the Company, but not otherwise. "Cause" as used above shall mean the willful failure to discharge responsibilities.

            (iv) DEATH. If you die while employed by the Company (or if you were to die during the post-employment period covered by
                  Section 2(c)(ii) (Disability) above), the person entitled by will or the applicable laws of descent and distribution may, within one year from your death (but within the Option Term), exercise your option rights, including those options that had not previously vested which shall vest upon the date of death.

3. HOW TO EXERCISE. You may exercise an option by following the procedures the Company has in place at the time of exercise. Please contact Mellon at 888-253-4520 (U.S. callers) or 201-296-4487 (International callers) if you have questions regarding exercising options. For an option to be exercised by a person other than you (as provided above), the Company must have appropriate documentation evidencing the rights of your beneficiary(s). The Company will then notify Mellon to allow beneficiary(s) to exercise. Beneficiary(s) will be able to exercise options by contacting a Mellon Call Service Representative at the above referenced telephone numbers. Payment of the full purchase price (including any related tax obligations) may be made (i) in cash, (ii) in shares of the Company's common stock that you have held for at least six months (valued at the average of

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      the high and the low price of such common stock, as traded on the NYSE, or a replacement national securities exchange, on the date of exercise of the option), or (iii) to the extent permitted by applicable law, as a cashless exercise (i.e., the option exercise price is advanced by your broker and tendered to the Company), or a combination of the foregoing, or such other consideration as the Compensation Committee may deem appropriate, all as determined by and subject to the terms, conditions and restrictions established by the Compensation Committee. Upon the proper exercise of the option, the Company shall issue in your name and deliver to you (or to your permitted representative and in their name pursuant to Section 2 (c)
      (iv) (Death) above), in either book entry or certificate form (at the discretion of the Company) through the Company's transfer agent, the number of shares acquired through the exercise. You will not have any rights as a shareholder of Belden CDT with respect to an unexercised option.

4. SECURITIES LAWS. The options granted under this Agreement are subject to the Company's registering the Shares under applicable securities laws. Your option cannot be exercised if the exercise would violate:

      (a) Any applicable state securities law;

      (b) Any applicable registration or other requirements under the Securities Act of 1933, as amended (the "Act"), the Securities Exchange Act of 1934, as amended, or the listing requirements of the New York Stock Exchange; or

      (c) Any applicable legal requirements of any governmental authority.

      Furthermore, if a registration statement with respect to the Shares to be issued upon the exercise of these option rights is not in effect or if counsel for the Company deems it necessary or desirable to avoid a possible violation of the Act, the Company may require, as a condition to its issuance and delivery of certificates for the Shares (or recording a book-entry of the issuance of shares), the delivery to the Company of a commitment in writing by the person exercising the option rights that at the time of such exercise it is his intention to acquire such Shares for his own account for investment only and not with a view to, or for resale in connection with, the distribution thereof. Such person understands that the Shares may be "restricted securities" as defined in Rule 144 issued under the Act and that any resale, transfer or other disposition of the Shares will be accomplished only in compliance with Rule 144 of the Act, or other or subsequent applicable rules and regulations under the Act. The Company may place on the certificates evidencing the Shares an appropriate legend reflecting such commitment and the Company may refuse to permit transfer of the certificates until it has been furnished with evidence satisfactory to it that no violation of the Act (or the rules and regulations under the Act) would be involved in such transfer.

5. UNDERSTANDING. Nothing in these terms and conditions will limit or restrict any right that the Company may have with respect to your employment.

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6.    NON-ASSIGNMENT OF RIGHTS. You may not assign or transfer any options or rights granted under any options except by will or by the laws of descent and distribution or by a qualified domestic relations order.

7. CHANGE OF CONTROL. If a change of control of Belden CDT occurs (as defined in the applicable Belden Plan or CDT Plan), outstanding option rights not previously exercisable and vested may become fully exercisable and vested to the extent permitted by the applicable Belden Plan or CDT Plan.

8. EMPLOYMENT BY COMPANY. For purposes of this Agreement, employment by a parent or subsidiary of or a successor to the Company shall be considered employment by the Company.

9. PLAN ADMINISTRATOR. The Compensation Committee of Belden CDT has authority, subject to the applicable plan provisions, (i) to construe these terms and conditions, the Belden Plan, and the CDT Plan, (ii) to establish, amend and rescind rules and regulations relating to such plans,
      (iii) to modify these terms and conditions, and (iv) to make all other determinations that in the judgment of the Compensation Committee are necessary or desirable for the administration of the plans. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the plans or in these terms and conditions in the manner and to the extent it shall deem expedient to carry out the intent of the plans. All action by the Compensation Committee under the provisions of this paragraph shall be conclusive for all purposes.

11. DISPOSITIONS. You agree to notify the Company promptly of the disposition (whether by sale, exchange or otherwise) of any Shares you acquire from exercising an incentive stock option whenever the disposition occurs if within one year from the date you exercise such option. The notice shall state the date and manner of disposition and the proceeds received by you as a result thereof. The Company must report the proceeds from such dispositions, less the exercise price, as compensation income.

12. INCORPORATION OF PLAN. The options granted to you are subject to the provisions of the applicable Belden Plan or CDT Plan, which are incorporated by reference into these terms and conditions.

13. CHOICE OF LAW. These terms and conditions shall be construed and enforced in accordance with Delaware law, other than any choice of law provisions calling for the application of the laws of another state.